Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2022 Results

Second Quarter Key Metrics
•Total revenue increased 3% to $3.0 billion, including organic revenue growth of 8%
•Operating margin increased 20 basis points to 23.5%, and operating margin, adjusted for certain items, increased 40 basis points to 26.2%
•EPS increased 40% to $2.33, and EPS, adjusted for certain items, increased 15% to $2.63
•For the first six months of 2022, cash flows from operations decreased 16% to $1,131 million, and free cash flow decreased 17% to $1,063 million

Second Quarter Highlights
•Repurchased 1.7 million class A ordinary shares for approximately $500 million
•Published our 2021 ESG Impact Report, highlighting the actions and commitments we are taking to enhance our impact and deliver innovative client solutions to help address ESG risks and opportunities
•Surpassed the $1 billion milestone in Intellectual Property (IP) backed, insurance-enhanced debt financing facilitated by our IP Solutions team

DUBLIN - July 29, 2022 - Aon plc (NYSE: AON) today reported results for the three months ended June 30, 2022.

Net income attributable to Aon shareholders increased 32% to $501 million, or $2.33 per share on a diluted basis, compared to $379 million, or $1.66 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, increased 15% to $2.63 on a diluted basis, including an unfavorable impact of $0.10 per share if prior year period results were translated at current period foreign exchange rates (“foreign currency translation”), compared to $2.29 in the prior year period. Certain items that impacted second quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

“In the second quarter, our team delivered strong financial results that reflect the momentum of our business, with 8% organic revenue growth, operating margin expansion of 40 basis points to 26.2%, and EPS growth of 15%,” said Greg Case, Chief Executive Officer. “This performance highlights the fundamental strength of our core business and client belief in the exceptional value they receive through our globally connected Aon United operating model.”

SECOND QUARTER 2022 FINANCIAL SUMMARY

Total revenue in the second quarter increased 3% to $3.0 billion compared to the prior year period driven by 8% organic revenue growth, partially offset by a 4% unfavorable impact from foreign currency translation and a 1% unfavorable impact from acquisitions, divestitures, and other.

Total operating expenses in the second quarter increased 3% to $2.3 billion compared to the prior year period due primarily to an increase in expense associated with 8% organic revenue growth, a $58 million charge related to certain legal settlements reached, and investments in long-term growth, partially offset by a $90 million favorable impact from foreign currency translation and a $38 million decrease in transaction costs.

Foreign currency translation in the second quarter had a $19 million, or $0.09 per share, unfavorable impact on U.S. GAAP net income and a $21 million, or $0.10 per share, unfavorable impact on adjusted net income. If currency were to remain stable at today’s rates, the Company would expect an unfavorable impact of approximately $0.04 per share, or an approximately $12 million decrease in operating income, in the third quarter of 2022 and an unfavorable impact of approximately $0.07 per share, or an approximately $21 million decrease in operating income, in the fourth quarter of 2022.

Effective tax rate used in the Company’s U.S. GAAP financial statements in the second quarter was 18.8%, compared to 34.1% in the prior year period. The primary driver of the change in the U.S. GAAP tax rate was the unfavorable discrete impact of the U.K. tax rate increase in the prior year period. After adjusting to exclude the applicable tax impact associated with certain non-GAAP adjustments, the adjusted effective tax rate for the second quarter of 2022 decreased to 19.3% compared to 20.1% in the prior year period. The primary drivers of the change in the adjusted tax rate were the geographical distribution of income and a higher net favorable impact from discrete items.

Weighted average diluted shares outstanding decreased to 214.7 million in the second quarter compared to 228.0 million in the prior year period. The Company repurchased 1.7 million Class A Ordinary Shares for approximately $500 million in the second quarter. As of June 30, 2022, the Company had approximately $7.9 billion of remaining authorization under its share repurchase program.

YEAR TO DATE 2022 CASH FLOW SUMMARY
Cash flows provided by operations for the first six months of 2022 decreased $214 million, or 16%, to $1,131 million compared to the prior year period, primarily due to higher receivables and incentive compensation payments following strong performance in 2021, partially offset by strong operating income growth.

Free cash flow, defined as cash flows from operations less capital expenditures, decreased 17%, to $1,063 million for the first six months of 2022 compared to the prior year period, reflecting a decrease in cash flows from operations, partially offset by a $2 million decrease in capital expenditures.

SECOND QUARTER 2022 REVENUE REVIEW
The second quarter revenue reviews provided below include supplemental information related to organic revenue growth, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow” on page 9 of this press release.

	Three Months Ended June 30,
(millions)	2022	2021	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$1,692	$1,643	3%	(4)%	—%	—%	7%
Reinsurance Solutions	537	500	7	(5)	—	3	9
Health Solutions	414	391	6	(3)	—	(2)	11
Wealth Solutions	343	356	(4)	(5)	—	(2)	3
Eliminations	(3)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,983	$2,886	3%	(4)%	—%	(1)%	8%

Total revenue increased $97 million, or 3%, to $2,983 million compared to the prior year period, including organic revenue growth of 8%, driven by ongoing strong retention and net new business generation.

Commercial Risk Solutions organic revenue growth of 7% reflects growth across every major geography driven by strong retention and management of the renewal book portfolio. Strength in retail brokerage was highlighted by double-digit growth in EMEA, the Pacific, and Latin America, driven by continued strength in core P&C, as well as strong growth in project-related work, partially offset by a decline in transaction solutions due to lower external deal volume. Results also reflect solid growth globally in the affinity business across both consumer and business solutions, including growth in the travel and events practice. On average globally, exposures and pricing were modestly positive, resulting in a modestly positive market impact.
Reinsurance Solutions organic revenue growth of 9% reflects double-digit growth in treaty, driven by continued net new business generation globally and strong retention, as well as strong growth in facultative placements. Market impact was modestly positive on results in the quarter. The majority of revenue in our treaty portfolio is recurring in nature and is recorded in connection with the major renewal periods that take place throughout the first half of the year, while the second half of the year is largely driven by facultative placements and capital markets that are more transactional in nature.

Health Solutions organic revenue growth of 11% reflects double-digit growth across every major geography. Growth in core health and benefits brokerage was driven by strong retention and management of the renewal book portfolio, as well as a positive impact from the timing of certain revenues. Strength in health and benefits included continued growth in advisory work related to wellbeing and resilience. Results also reflect double-digit growth in Human Capital, driven by data and advisory solutions.

Wealth Solutions organic revenue growth of 3% reflects growth in Retirement Consulting, driven by higher utilization rates and project-related work related to pension de-risking and ongoing impacts of regulatory changes. Results also reflect growth in Investments, driven by performance fees, partially offset by a decline in AUM-based delegated investment management revenue.

SECOND QUARTER 2022 EXPENSE REVIEW

	Three Months Ended June 30,
(millions)	2022	2021	$ Change	% Change
Expenses
Compensation and benefits	$1,639	$1,628	$11	1%
Information technology	115	115	—	—
Premises	73	76	(3)	(4)
Depreciation of fixed assets	40	41	(1)	(2)
Amortization and impairment of intangible assets	25	36	(11)	(31)
Other general expense	391	318	73	23
Total operating expenses	$2,283	$2,214	$69	3%

Compensation and benefits expense increased $11 million, or 1%, compared to the prior year period due primarily to an increase in expense associated with 8% organic revenue growth, partially offset by a $71 million favorable impact from foreign currency translation.

Information technology expense was flat compared to the prior year period.

Premises expense decreased $3 million, or 4%, compared to the prior year period due primarily to a $4 million favorable impact from foreign currency translation.

Depreciation of fixed assets decreased $1 million, or 2%, compared to the prior year period.

Amortization and impairment of intangible assets decreased $11 million, or 31%, compared to the prior year period.

Other general expenses increased $73 million, or 23%, compared to the prior year period due primarily to an increase in expense associated with 8% organic revenue growth, including an increase in travel and entertainment expense, and a $58 million charge in connection with certain legal settlements reached, partially offset by a $38 million decrease in transaction costs.

SECOND QUARTER 2022 INCOME SUMMARY
Certain noteworthy items impacted adjusted operating income and adjusted operating margins in the second quarters of 2022 and 2021, which are also described in detail in “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 10 of this press release.

	Three Months Ended June 30,
(millions)	2022	2021	% Change
Revenue	$2,983	$2,886	3%
Expenses	2,283	2,214	3
Operating income	$700	$672	4%
Operating margin	23.5%	23.3%
Operating income - as adjusted	$783	$746	5%
Operating margin - as adjusted	26.2%	25.8%

Operating income increased 4% to $700 million and operating margin increased 20 basis points to 23.5% compared to the prior year period. Operating income, adjusted for certain items increased $37 million, or 5%, and operating margin, adjusted for certain items, increased 40 basis points to 26.2%, each compared to the prior year period. These metrics primarily reflect strong organic revenue growth, partially offset by expense growth and investments in long-term growth.

Interest income increased $2 million to $5 million compared to the prior year period. Interest expense increased $24 million to $102 million compared to the prior year period, reflecting higher outstanding term debt. Other pension expense was $3 million, compared to $8 million of income in the prior year period. Other income was $33 million, compared to $9 million of Other expense in the prior year period, primarily reflecting a gain on sale of a business in Commercial Risk Solutions.

Conference Call, Presentation Slides and Webcast Details

The Company will host a conference call on Friday, July 29, 2022 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

About Aon
Aon plc (NYSE: AON) exists to shape decisions for the better — to protect and enrich the lives of people around the world. Our colleagues provide our clients in over 120 countries with advice and solutions that give them the clarity and confidence to make better decisions to protect and grow their business.

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Safe Harbor Statement
This communication contains certain statements related to future results, or states Aon’s intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of Aon’s operations and the uncertainty surrounding the COVID-19 pandemic. All statements, other than statements of historical facts that address activities, events or developments that Aon expects or anticipates may occur in the future, including such things as its outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of its revenues, cash flow and liquidity, expected tax rates, expected foreign currency translation impacts, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of its business and operations, plans, and references to future successes, are forward-looking statements. Also, when Aon uses words such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “looking forward”, “may”, “might”, “plan”, “potential” “probably”, “project”, “should”, “will”, “would” or similar expressions, it is making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in or anticipated by the forward looking statements: changes in the competitive environment, due to macroeconomic conditions or otherwise, or damage to Aon’s reputation; fluctuations in currency exchange, interest, or inflation rates that could impact our financial condition or results; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funded status of Aon's various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt and the terms thereof reducing Aon’s flexibility or increasing borrowing costs; rating agency actions that could limit Aon’s access to capital and our competitive position; volatility in Aon’s global tax rate due to being subject to a variety of different factors, including U.S. tax reform; changes in Aon’s accounting estimates or assumptions on Aon’s financial statements; limits on Aon’s subsidiaries’ ability to pay dividends or otherwise make payments to Aon; the impact of legal proceedings and other contingencies, including those arising from acquisition or disposition transactions, errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, laws and regulations in the jurisdictions in which Aon operates, particularly given the global nature of Aon’s operations and the possibility of differing or conflicting laws and regulations, or the application or interpretation thereof, across jurisdictions in which Aon does business; the impact of any regulatory investigations brought in Ireland, the U.K., the U.S. and other countries; failure to protect intellectual property rights or allegations that Aon infringes on the intellectual property rights of others; general economic and political conditions in different countries in which Aon does business around the world, including the withdrawal of the U.K. from the European Union; the failure to retain, attract and develop experienced and qualified personnel; international risks associated with Aon’s global operations, including impacts from military conflicts or political instability, such as the ongoing Russian war in Ukraine; the effects of natural or man-made disasters, including the effects of the COVID-19 and other health pandemics and the impacts of climate change; any system or network disruption or breach resulting in operational interruption or improper disclosure of confidential, personal, or proprietary data, and resulting liabilities or damage to our reputation; Aon’s ability to develop, implement, update and enhance new technology; the actions taken by third parties that perform aspects of Aon’s business operations and client services; the extent to which Aon is exposed to certain risks, including lawsuits, related to actions Aon may take in being responsible for making decisions on behalf of clients in Aon’s investment consulting business or in other advisory services that Aon currently provides, or may provide in the future; Aon’s ability to continue, and the costs and risks associated with, growing, developing and integrating acquired business, and entering into new lines of business or products; Aon’s ability to secure regulatory approval and complete transactions, and the costs and risks associated with the failure to consummate proposed transactions; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; the effects of Irish law on Aon’s operating flexibility and the enforcement of judgments against Aon; and adverse effects on the market price of Aon’s securities and/or operating results.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance. The factors identified above are not exhaustive. Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. In addition, results for prior periods are not necessarily indicative of results that may be expected for any future period, particularly in light of macroeconomic conditions and the continuing effects of the COVID-19 pandemic. Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2021 for a further discussion of these and other risks and uncertainties applicable to Aon and its businesses. These factors may be revised or supplemented in subsequent reports filed with the SEC. Aon is not under, and expressly disclaims, any obligation to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information not calculated in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), including organic revenue growth, free cash flow, adjusted operating income, adjusted operating margin, and adjusted earnings per share that exclude the effects of intangible asset amortization and impairment, capital expenditures, and certain other noteworthy items that affected results for the comparable periods. Organic revenue growth includes the impact of intercompany activity and excludes foreign exchange rate changes, acquisitions, divestitures, transfers between revenue lines, fiduciary investment income, and gains or losses on derivatives accounted for as hedges. Currency impact is determined by translating last year’s revenue, expense, or net income at this year’s foreign exchange rates. Reconciliations to the closest U.S. GAAP measure for each non-GAAP measure presented in this communication are provided in the attached appendices. Supplemental organic revenue growth information and additional measures that exclude the effects of certain items noted above do not affect net income or any other U.S. GAAP reported amounts. Free cash flow is cash flows from operating activity less capital expenditures. The adjusted effective tax rate excludes the applicable tax impact associated with expenses for estimated intangible asset amortization and impairment, and certain other noteworthy items. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors. Non-GAAP measures should be viewed in addition to, not in lieu of, Aon’s Condensed Consolidated Financial Statements. Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

Investor Contact:	Media Contact:
Leslie Follmer	Nadine Youssef
+1 312-381-3310	+1 312-381-3024
investor.relations@aon.com	mediainquiries@aon.com

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except per share data)	2022	2021	% Change	2022	2021	% Change
Revenue
Total revenue	$2,983	$2,886	3%	$6,653	$6,411	4%
Expenses
Compensation and benefits	1,639	1,628	1%	3,406	3,347	2%
Information technology	115	115	—%	238	229	4%
Premises	73	76	(4)%	145	153	(5)%
Depreciation of fixed assets	40	41	(2)%	78	82	(5)%
Amortization and impairment of intangible assets	25	36	(31)%	53	76	(30)%
Other general expense	391	318	23%	666	607	10%
Total operating expenses	2,283	2,214	3%	4,586	4,494	2%
Operating income	700	672	4%	2,067	1,917	8%
Interest income	5	3	67%	8	6	33%
Interest expense	(102)	(78)	31%	(193)	(157)	23%
Other income (expense)	30	(1)	3,100%	55	(3)	1,933%
Income before income taxes	633	596	6%	1,937	1,763	10%
Income tax expense (1)	119	203	(41)%	375	437	(14)%
Net income	514	393	31%	1,562	1,326	18%
Less: Net income attributable to noncontrolling interests	13	14	(7)%	38	34	12%
Net income attributable to Aon shareholders	$501	$379	32%	$1,524	$1,292	18%

Basic net income per share attributable to Aon shareholders	$2.35	$1.67	41%	$7.11	$5.69	25%
Diluted net income per share attributable to Aon shareholders	$2.33	$1.66	40%	$7.07	$5.66	25%
Weighted average ordinary shares outstanding - basic	213.3	227.0	(6)%	214.3	227.0	(6)%
Weighted average ordinary shares outstanding - diluted	214.7	228.0	(6)%	215.6	228.1	(5)%
(1)The effective tax rate was 18.8% and 34.1% for the three months ended June 30, 2022 and 2021, respectively, and 19.4% and 24.8% for the six months ended June 30, 2022 and 2021, respectively.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth (Unaudited)

	Three Months Ended June 30,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$1,692	$1,643	3%	(4)%	—%	—%	7%
Reinsurance Solutions	537	500	7	(5)	—	3	9
Health Solutions	414	391	6	(3)	—	(2)	11
Wealth Solutions	343	356	(4)	(5)	—	(2)	3
Elimination	(3)	(4)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,983	$2,886	3%	(4)%	—%	(1)%	8%

	Six Months Ended June 30,
(millions)	2022	2021	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$3,411	$3,283	4%	(3)%	—%	(1)%	8%
Reinsurance Solutions	1,513	1,422	6	(3)	—	1	8
Health Solutions	1,052	1,006	5	(3)	—	(1)	9
Wealth Solutions	688	711	(3)	(3)	—	(2)	2
Elimination	(11)	(11)	N/A	N/A	N/A	N/A	N/A
Total revenue	$6,653	$6,411	4%	(3)%	—%	(1)%	8%
(1)Currency impact represents the effect on prior year period results if they were translated at current period foreign exchange rates.
(2)Fiduciary investment income for the three months ended June 30, 2022 and 2021 was $7 million and $2 million, respectively. Fiduciary investment income for the six months ended June 30, 2022 and 2021 was $9 million and $4 million, respectively.
(3)Organic revenue growth includes the impact of certain intercompany activity and excludes the impact of changes in foreign exchange rates, fiduciary investment income, acquisitions, divestitures, transfers between revenue lines, and gains or losses on derivatives accounted for as hedges.

Free Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2022	2021	% Change
Cash Provided by Operating Activities	$1,131	$1,345	(16)%
Capital Expenditures	(68)	(70)	(3)%
Free Cash Flows (1)	$1,063	$1,275	(17)%
(1)Free cash flow is defined as cash flows from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2022	2021	% Change	2022	2021	% Change
Revenue	$2,983	$2,886	3%	$6,653	$6,411	4%

Operating income	$700	$672	4%	$2,067	$1,917	8%
Amortization and impairment of intangible assets	25	36		53	76
Transaction costs and other charges related to the combination and resulting termination (2)	—	38		—	73
Legal settlements (3)	58	—		58	—
Operating income - as adjusted	$783	$746	5%	$2,178	$2,066	5%
Operating margin	23.5%	23.3%		31.1%	29.9%
Operating margin - as adjusted	26.2%	25.8%		32.7%	32.2%

	Three Months Ended June 30,			Six Months Ended June 30,
(millions, except percentages)	2022	2021	% Change	2022	2021	% Change
Operating income - as adjusted	$783	$746	5%	$2,178	$2,066	5%
Interest income	5	3	67%	8	6	33%
Interest expense	(102)	(78)	31%	(193)	(157)	23%
Other income (expense):
Other income (expense) - pensions	(3)	8	(138)%	(6)	14	(143)%
Other income (expense) - other	33	(9)	467%	61	(17)	459%
Total Other income (expense) - as adjusted	30	(1)	3,100%	55	(3)	1,933%
Income before income taxes - as adjusted	716	670	7%	2,048	1,912	7%
Income tax expense (4)	138	135	2%	400	380	5%
Net income - as adjusted	578	535	8%	1,648	1,532	8%
Less: Net income attributable to noncontrolling interests	13	14	(7)%	38	34	12%
Net income attributable to Aon shareholders - as adjusted	$565	$521	8%	$1,610	$1,498	7%
Diluted net income per share attributable to Aon shareholders - as adjusted	$2.63	$2.29	15%	$7.47	$6.57	14%
Weighted average ordinary shares outstanding - diluted	214.7	228.0	(6)%	215.6	228.1	(5)%
Effective Tax Rates (4)
U.S. GAAP	18.8%	34.1%		19.4%	24.8%
Non-GAAP	19.3%	20.1%		19.5%	19.9%
(1)Certain noteworthy items impacting operating income in the three and six months ended June 30, 2022 and 2021 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.
(2)As part of the proposed combination with WTW, which was subsequently terminated in the third quarter of 2021, certain transaction costs were incurred by the Company through the first and second quarter of 2021. These costs included advisory, legal, accounting, valuation, and other professional or consulting fees related to the combination, including planned divestitures which have also since been terminated.
(3)In connection with certain legal settlements reached, a $58 million charge was recognized in the second quarter of 2022.
(4)Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with certain transaction costs and other charges related to the combination and resulting termination and certain legal settlements, which are adjusted at the related jurisdictional rate. In addition, income tax expense for the three and six months ended June 30, 2021 was adjusted to exclude the impact of remeasuring the net deferred tax liabilities in the U.K. as a result of the corporate income tax rate increase enacted in the second quarter of 2021.

Aon plc
Condensed Consolidated Statements of Financial Position

	As of
	(Unaudited)
(millions)	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$740	$544
Short-term investments	243	292
Receivables, net	3,648	3,094
Fiduciary assets (1)	16,864	14,386
Other current assets	672	716
Total current assets	22,167	19,032
Goodwill	8,295	8,434
Intangible assets, net	491	492
Fixed assets, net	505	529
Operating lease right-of-use assets	704	786
Deferred tax assets	771	766
Prepaid pension	1,284	1,366
Other non-current assets	503	512
Total assets	$34,720	$31,917

Liabilities and equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$1,728	$2,192
Short-term debt and current portion of long-term debt	739	1,164
Fiduciary liabilities	16,864	14,386
Other current liabilities	1,746	1,331
Total current liabilities	21,077	19,073
Long-term debt	9,666	8,228
Non-current operating lease liabilities	691	772
Deferred tax liabilities	364	401
Pension, other postretirement, and postemployment liabilities	1,277	1,375
Other non-current liabilities	857	910
Total liabilities	33,932	30,759

Equity
Ordinary shares - $0.01 nominal value	2	2
Additional paid-in capital	6,669	6,624
Accumulated deficit	(1,727)	(1,694)
Accumulated other comprehensive loss	(4,260)	(3,871)
Total Aon shareholders' equity	684	1,061
Noncontrolling interests	104	97
Total equity	788	1,158
Total liabilities and equity	$34,720	$31,917
(1)Includes cash and short-term investments of $6,451 million and $6,101 million for the periods ended June 30, 2022 and December 31, 2021, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(millions)	2022	2021
Cash flows from operating activities
Net income	$1,562	$1,326
Adjustments to reconcile net income to cash provided by operating activities:
Gain from sales of businesses	(47)	(1)
Depreciation of fixed assets	78	82
Amortization and impairment of intangible assets	53	76
Share-based compensation expense	211	216
Deferred income taxes	(36)	115
Change in assets and liabilities:
Receivables, net	(674)	(477)
Accounts payable and accrued liabilities	(408)	(295)
Current income taxes	137	83
Pension, other postretirement and postemployment liabilities	(36)	(80)
Other assets and liabilities	291	300
Cash provided by operating activities	1,131	1,345
Cash flows from investing activities
Proceeds from investments	65	41
Payments for investments	(39)	(29)
Net purchases of short-term investments - non fiduciary	38	22
Acquisition of businesses, net of cash and funds held on behalf of clients	(143)	—
Sale of businesses, net of cash and funds held on behalf of clients	22	9
Capital expenditures	(68)	(70)
Cash used for investing activities	(125)	(27)
Cash flows from financing activities
Share repurchase	(1,328)	(292)
Issuance of shares for employee benefit plans	(166)	(140)
Commercial paper issuances, net of repayments	(409)	—
Issuance of debt	1,471	13
Repayment of debt	—	(400)
Increase in fiduciary liabilities, net of fiduciary receivables	661	386
Cash dividends to shareholders	(229)	(219)
Noncontrolling interests and other financing activities	(37)	(84)
Cash used for financing activities	(37)	(736)
Effect of exchange rates on cash and cash equivalents and funds held on behalf of clients	(423)	29
Net increase in cash and cash equivalents and funds held on behalf of clients	546	611
Cash, cash equivalents and funds held on behalf of clients at beginning of period	6,645	6,573
Cash, cash equivalents and funds held on behalf of clients at end of period	$7,191	$7,184
Reconciliation of cash and cash equivalents and funds held on behalf of clients:
Cash and cash equivalents	$740	$1,091
Funds held on behalf of clients	6,451	6,093
Total cash and cash equivalents and funds held on behalf of clients	$7,191	$7,184